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                                                                    Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                        DELCO REMY INTERNATIONAL, INC.

        Delco Remy International, Inc., a corporation incorporated on November 22, 1993 and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST:  That by written consent of the Board of Directors dated

        December __, 1997, a resolution was duly adopted setting forth a proposed Restatement of the Certificate of Incorporation of the Corporation, declaring said Restatement to be advisable and calling for consideration of said proposed Restatement by the stockholders of the Corporation. The resolution setting forth the Restatement is as follows:

            RESOLVED, that the Certificate of Incorporation of the Corporation be restated and integrated and also further amended to read as set forth in Exhibit A attached hereto.
                                    ---------

        SECOND: That thereafter, pursuant to the resolution of the Board of Directors, the proposed Restatement of the Certificate of Incorporation was approved by written consent of the stockholders dated December __, 1997.

        THIRD: That said Restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by Thomas J. Snyder, its President, as of December __, 1997.

                                                 DELCO REMY INTERNATIONAL, INC.

                                                 By:
                                                    Thomas J. Snyder
                                                    President
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                                                                       Exhibit A
                                                                       ---------


                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                        DELCO REMY INTERNATIONAL, INC.

 .   Name.  The name of the Corporation in Delco Remy International, Inc.
    ----

 .   Registered Office and Agent.  The address of the Corporation's registered
    ---------------------------
office in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is Corporation Service Company.

 .   Purpose.  The purposes for which the Corporation is formed are to engage in
    -------
any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and other law of Delaware.

 .   Authorized Capital.  The aggregate number of shares of stock which the
    ------------------
Corporation shall have authority to issue is 67,000,000 shares, divided into two
(2) classes consisting of 49,400,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and 17,600,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock") (Class A Common Stock and Class B Common Stock together, "Common Stock").

 .          The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

                          Except as otherwise provided herein, all shares of
                    Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

 .   Dividends.  Holders of Common Stock will be entitled to receive such
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dividends as may be declared by the Board of Directors, provided that if
                                                        --------
dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, dividends will be declared that are payable at the same rate on each class of Common Stock and the dividends payable in shares of Class A Common Stock will be payable to holders of Class A Common Stock and the dividends payable in shares of
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Class B Common Stock will be payable to holders of Class B Common Stock.

 .  Distribution of Assets.  In the event of the voluntary or involuntary
   ----------------------
liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the assets of the Corporation available for distribution to its stockholders.

 .  Voting Rights.  Except as otherwise required by law, the holders of Class A
   -------------
Common Stock shall have the general right to vote for all purposes, including the election of directors, and shall be entitled to one vote for each share thereof held. Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights.

 .  Merger, etc. In connection with any merger, consolidation, or
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recapitalization in which holders of Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares (a) all holders of Class B Common Stock shall be given the opportunity to receive the same form of consideration for their shares as is received by holders of Class A Common Stock and (ii) holders of Class B Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of Class A Common Stock.

 .  Conversion.  Each record holder of Class A Common Stock will be entitled to
   ----------
convert any or all of such holder's Class A Common Stock into the same number of shares of Class B Common Stock (but only to the extent that such record holder of Class A Common Stock shall be deemed to be required to convert such Class A Common Stock into Class B Common Stock pursuant to applicable law), and each record holder of Class B Common Stock will be entitled to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Class A Common Stock; provided, however, that at the time of conversion of
                         --------  -------
shares of Class B Common Stock into shares of Class A Common Stock such holder would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock that such holder would hold after giving effect to such conversion.










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                  Each conversion of shares of one class of Common Stock into shares of another class of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class of Common Stock. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

                  Promptly after such surrender and the receipt by the
            Corporation of the written notice from the holder hereinbefore referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion by which were not converted. The issuance of certificates for the other class of Common Stock upon conversion will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.

      Transfers. The Corporation will not close its books against the transfer
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of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversions of such shares of Common Stock.










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Subdivision and Combinations of Shares. If the Corporation in any manner
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subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

 .  Written Consent. Any action permitted to be taken at an annual or special
   ---------------
meeting of stockholders may be taken be written consent in lieu of a meeting if and only if ever stockholder entitled to vote on such matter consents in writing to the taking of such action.

 .  Bylaws. The board of directors of the Corporation is authorized to adopt,
   ------
amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

 .  Elections of Directors. Elections of directors need not be by written
   ----------------------
ballot unless the bylaws of the Corporation shall so provide.

 .  Business Combinations with Interested Stockholders. The Corporation elects
   --------------------------------------------------
not to be governed by section 203 of the Delaware General Corporation Law ("DGCL") immediately upon filing of this certificate pursuant to DGCL section 203(b)(3).

 .  Right to Amend. The Corporation reserves the right to amend any provision
   --------------
contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

 .  Limitation on Liability. The directors of the Corporation shall be entitled
   -----------------------
to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.